EXHIBIT (a)(1)(B)

ENERGY XXI (BERMUDA) LIMITED

EXCHANGE OFFER

THE OFFER EXPIRES AT
5:00 P.M., NEW YORK CITY TIME, ON JUNE 20, 2008
UNLESS WE EXTEND THE OFFER

Energy XXI (Bermuda) Limited is referred to in this Exchange Offer as “we” or “us” and holders of outstanding common share purchase warrants issued by us as part of our initial public offering on the AIM market of the London Stock Exchange, (the “Warrants”) are referred to in the Exchange Offer as “you.”

We are offering to you the opportunity to voluntarily exchange any or all of your Warrants for our unrestricted common shares (“Common Shares”) by tendering a specified number of Warrants or through a combination of tendered Warrants and cash (the “Offer”). By participating in the Offer, you are able to receive unrestricted Common Shares in exchange for Warrants on more favorable terms than if you exercised your Warrants at the $5.00 exercise price. This is a one-time offer and only valid during the period the Offer remains open. Each Warrant is currently exercisable into one Common Share for an exercise price of $5.00. If you accept the Offer and elect to exchange your Warrants, you will be entitled (subject to certain limitations expressed in this Exchange Offer) to:

•	Receive one (1) Common Share for every five (5) Warrants tendered (“Cashless Option”);
•	Receive two (2) Common Shares for every three (3) Warrants and $6.35 cash payment tendered (“Cash Option”); and/or
•	Receive one (1) Common Share for every Warrant and $4.00 cash payment tendered (“Reduced Cash Option”).

If you properly tender your outstanding Warrants on or prior to June 20, 2008 and elect to exchange your Warrants by one of (or a combination of) the three exchange options described above, you will be issued Common Shares promptly following expiration of the Offer. We have filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) so that the Common Shares received by you pursuant to the Offer will be registered, freely tradable securities. The Common Shares received will trade on the AIM market of the London Stock Exchange and on the Nasdaq Capital Market under the symbol “EXXI.” The issuance of Common Shares to anyone paying the Offer Payments by check will be delayed until the check has cleared. No fractional Common Shares will be issued. If your election results in any fractional Common Shares to be issued, you will receive the market value of such fractional Common Shares based on the closing price of our Common Shares on the day immediately preceding the expiration date.

Warrants currently trade on the AIM market of the London Stock Exchange under the symbol “EXXW.” The last reported sales price was $1.00 on May 9, 2008.

Warrants which are not tendered in the Offer will continue in force and effect and shall expire in accordance with their terms on October 20, 2009. Under the current terms of your Warrants, you would receive restricted Common Shares upon exercise of your Warrants; provided, we filed a registration statement on Form S-3 on December 31, 2007 to register the resale of Common Shares received upon exercise by certain Warrantholders participating in such registration. The Common Shares issued in the Offer will be registered and freely tradeable. If you want to participate and tender Warrants in the Offer, please complete the Election Form included herein.

THE PROCEDURES FOR TENDERING YOUR WARRANTS ARE SET FORTH IN QUESTIONS 1 THROUGH 16 OF THE SECTION ENTITLED “SUMMARY OF TERMS” AND IN THE SECTION ENTITLED “THE OFFER-PROCEDURES FOR TENDERING WARRANTS.”

May 12, 2008

ENERGY XXI (BERMUDA) LIMITED

Although the independent directors of our Board of Directors have approved the Offer, neither we nor our Board of Directors make any recommendation as to whether or not you should tender your Warrants. You must make your own decision whether or not to tender your Warrants.

We are not making the Offer to, nor will we accept any tender of Warrants from, or on behalf of, holders of Warrants in any jurisdiction in which the Offer or the acceptance of any tender of Warrants would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Warrants in any such jurisdiction.

i

SUMMARY OF TERMS

THE FOLLOWING SUMMARY OF TERMS CONTAINS THE MATERIAL TERMS OF THE OFFER. WE URGE YOU TO READ IT CAREFULLY. WE ALSO URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS EXCHANGE OFFER BECAUSE IT CONTAINS ADDITIONAL IMPORTANT INFORMATION NOT CONTAINED IN THIS SUMMARY OF TERMS. WE HAVE INCLUDED REFERENCES TO THE RELEVANT SECTIONS ELSEWHERE IN THIS EXCHANGE OFFER WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY OF TERMS.

IN ADDITION, WE URGE YOU TO REVIEW THE INFORMATION IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2007 AND OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED SEPTEMBER 30, 2007, DECEMBER 31, 2008 AND MARCH 31, 2008, AS THESE DOCUMENTS CONTAIN IMPORTANT FINANCIAL INFORMATION AND OTHER RELEVANT INFORMATION ABOUT US. YOU CAN ALSO REVIEW THE REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON MAY 12, 2008 WITH RESPECT TO THE OFFER AND THE COMMON SHARES ISSUABLE PURSUANT TO THE OFFER. ALL OF THESE DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE FROM US OR FROM THE SEC. PLEASE SEE SECTION 16 IN THE EXCHANGE OFFER FOR ADDITIONAL INFORMATION ON WHERE AND HOW THESE DOCUMENTS CAN BE OBTAINED.

1. What Is the Offer?

In the Offer, we are offering holders of Warrants the opportunity to voluntarily exchange any and all of their Warrants for Common Shares. The Warrants are currently exercisable into one Common Share for an exercise price of $5.00. Holders may accept the Offer and elect to exchange their Warrants for Common Shares in one or more of the following three ways:

•	Receive one (1) Common Share for every five (5) Warrants tendered (“Cashless Option”);
•	Receive two (2) Common Shares for every three (3) Warrants and $6.35 cash payment tendered (“Cash Option”); and/or
•	Receive one (1) Common Share for every Warrant and $4.00 cash payment tendered (“Reduced Cash Option”).

If you properly tender your Warrants on or prior to 5:00 pm New York City time on June 20, 2008 and deliver the required cash amounts (“Offer Payments”), under one of the three exchange options (or a combination) described above, you will be issued Common Shares promptly following expiration of the Offer. The issuance of Common Shares to anyone paying the Offer Payments by check will be delayed until the check has cleared.

No fractional Common Shares will be issued. If your election results in fractional Common Shares to be issued, you will receive the market value of such fractional Common Shares based on the closing price of the Common Shares on the day immediately preceding the expiration date.

2. Why Are We Making the Offer?

We have a significant number of Common Shares subject to outstanding Warrants. The dilutive effect of our outstanding Warrants creates an overhang on our capital stock, making it more difficult to attract new investors. By offering Warrantholders the opportunity to exchange their outstanding Warrants and receive unrestricted Common Shares at a valuation which is less than the current exercise price, we hope to encourage holders to exercise their Warrants immediately so that we can eliminate or reduce the Warrant overhang on our capital stock and be better positioned to attract new investors.

In addition, the Company intends to use the proceeds for general corporate purposes which may include reduction of debt or the acceleration of development activities.

Please see Section 1 in this Exchange Offer for additional information.

3. Is the Offer Conditioned on the Occurrence or Non-Occurrence of Any Events?

The Offer is not conditioned on a minimum number of Warrants being tendered. However, the Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer. Once the Offer expires, the conditions will no longer apply. These events include, among others:

•	No lawsuit challenging the Offer;
•	Effectiveness with the SEC of our registration statement on Form S-4;
•	No third-party acquisition proposal; and
•	the London Stock Exchange agreeing to admit the Common Shares for trading on the AIM market of the London Stock Exchange.

Please see Section 7 in this Exchange Offer for additional information.

4. Are You Obligated to Participate in the Offer? If You Choose Not to Participate, Do You Have to Do Anything?

No. You do not have to participate in the Offer. Again, it is entirely up to you, and we cannot advise you of what action you should take.

If you decide not to participate in the Offer, you do not need to do anything, and your Warrants will remain outstanding on their current terms until they expire on October 20, 2009 or are exercised on their current terms. Under the current terms of your Warrants, you would receive restricted Common Shares upon exercise of your Warrants; provided, we filed a registration statement on Form S-3 on December 31, 2007 to register the resale of Common Shares received upon exercise by certain Warrantholders participating in such registration. The Common Shares issued in the Offer will be registered and freely tradeable.

Please see Section 4 in this Exchange Offer for additional information.

5. Has Any Warrantholder Agreed to Participate in the Offer?

Our directors and executive officers, who own 3,369,413 Warrants, have indicated that they intend to tender all of their Warrants in the Offer.

6. What Do We and Our Board of Directors and Executive Officers Think of The Offer?

Although the independent directors of our Board of Directors have approved the making of the Offer, neither we, our management nor our Board of Directors makes any recommendation as to whether you should participate or not participate in the Offer. You should not consider the Board’s approval to be a recommendation as to whether you should participate or not participate in the Offer. You must make your own decision whether to participate in the Offer and tender your Warrants. The following executive officers and members of our Board hold Warrants and intend to participate in the Offer:

John D. Schiller, Jr., Chairman of the Board and Chief Executive Officer, owns 2,725,000 Warrants. These Warrants represent 3.5% of the 77,264,872 outstanding Warrants as of May 9, 2008. Mr. Schiller has indicated an intention to tender all of his Warrants in the Offer.

Steven A. Weyel, President and Chief Operating Officer, owns 383,333 Warrants. These Warrants represent 0.5% of the 77,264,872 outstanding Warrants as of May 9, 2008. Mr. Weyel has indicated an intention to tender all of his Warrants in the Offer.

David West Griffin, Chief Financial Officer, owns 261,080 Warrants. These Warrants represent 0.3% of the 77,264,872 outstanding Warrants as of May 9, 2008. Mr. Griffin has indicated an intention to tender all of his Warrants in the Offer.

Please see Section 1 in this Exchange Offer for additional information.

7. What Are the Key Dates of the Offer?

Date	Event
May 12, 2008	Commencement of the Offer
June 20, 2008 (at 5:00 P.M. New York City time)	Expiration of the Offer (unless extended by us)
Promptly after the expiration of the Offer	Issuance of Common Shares pursuant to validly tendered Warrants with the payment of Offer Payments applicable to tendered Warrants in the Offer

Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. We would have to extend the Offer if our Registration Statement has not been declared effective by the SEC. If we extend the Offer, we will continue to accept properly completed Election Forms and Withdrawal Forms until the new expiration date. We may also cancel the Offer upon certain events.

Please see Sections 5, 6 and 7 in this Exchange Offer for additional information.

8. Who Is Eligible to Participate in the Offer?

All of our holders of currently outstanding Warrants are eligible to participate in the Offer. Persons who have previously exercised their Warrants are not eligible to participate in the Offer.

Please see Section 2 in this Exchange Offer for additional information. If you are a person in a Member State of the European Economic Area, please see Section 12 in this Exchange Offer for more information.

9. What Will Happen As of the Expiration of the Offer?

As of the expiration of the Offer, the Warrants you validly tendered in the Offer (provided you also delivered the required Offer Payments if you selected the Cash Option or Reduced Cash Option) will be cancelled by the Company and promptly following expiration of the Offer, you will receive certificates representing the Common Shares for which your Warrants were tendered. The issuance of Common Shares to anyone paying the Offer Payments by check will be delayed until the check is cleared. No fractional Common Shares will be issued. If your election results in a fractional share to be issued, you will receive the market value of such fractional share based on the closing price of one Common Share on the day immediately preceding the expiration date.

Please see Sections 3, 5 and 9 in this Exchange Offer for additional information.

10. If You Choose to Tender Your Warrants, Do You Have to Tender All of Your Warrants or Can You Just Tender Some of Them?

You are not required to tender all of your Warrants. If you tender less than all of your Warrants, the remaining Warrants not tendered will remain outstanding until they expire on October 20, 2009 by their current terms or are exercised. If you present to us a Warrant certificate for in excess of the number of Warrants you elect to tender in the Offer, we will cause a new Warrant certificate for the remaining Warrants to be issued to you.

Please see Section 3 in this Exchange Offer for additional information.

11. When Does the Offer Expire? Can the Offer Be Extended And, if So, How Will You Be Notified if It Is Extended?

The Offer is scheduled to expire at 5:00 P.M., New York City time on June 20, 2008. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. We would have to extend the Offer if our Registration Statement has not been declared effective by the SEC. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day immediately following the previously scheduled expiration date of the Offer.

Please see Sections 5 and 6 in this Exchange Offer for additional information.

12. Will the Common Shares Received in the Offer Be Eligible for Resale Without Restriction?

Yes. The Common Shares issued pursuant to the Offer will be registered under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-4 that we have filed with the SEC in connection with the Offer and, upon effectiveness of the registration statement, will be eligible for resale without restriction.

13. What Are the Tax Consequences of You Tendering Your Warrants Pursuant to the Offers?

Although certain tax aspects of participation in the Offer are not entirely clear, it is expected that the exchange of Warrants for Common Shares in the Offer should not be a taxable event for U.S. federal income tax purposes. However, no ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters, and the characterizations we intend to follow may be rejected, or determined to be inappropriate in the case of particular holders, by the applicable taxing authorities. Thus Warrantholders must rely on the advice of their own tax advisors in assessing these matters.

For a general discussion of certain tax considerations, please see Section 13 in this Exchange Offer.

14. What Should You Do to Tender Your Warrants?

If you decide to tender your Warrants, you must properly deliver to us, by 5:00 P.M, New York City time, on June 20, 2008 (or such later date and time as we may extend the expiration of the Offer) at Energy XXI (Bermuda) Limited, c/o Bo Boyd, 1021 Main Street, Suite 2626, Houston, Texas 77002:

•	a properly completed and executed Election Form;
•	your Warrants being tendered; and
•	if the Cash Option or Reduced Cash Option is being selected, either (i) a check payable in U.S. dollars written on a bank branch in the United States representing the Offer Payments payable to Energy XXI (Bermuda) Limited or (ii) a wire transfer in an amount of the Offer Payments sent to:

Account Name: Energy XXI (Bermuda) Limited

Account Number: 3804625238

ABA Number: 314970664

Bank Name: Guaranty Bank

Bank Address: 1300 S. Mopac, Austin, Texas 78746.

While not required, we respectfully request that you send an email with the Fedwire reference number to us at wgriffin@energyxxi.com and indicate the Warrantholder of record so that we can track the wire transfers. The issuance of Common Shares to anyone paying the Offer Payment by check will be delayed until the check has cleared.

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any or all tenders that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the expiration of the Offer, we will issue certificates representing the Common Shares for which your Warrants are tendered pursuant to the Offer. Delivery of your Election Form by facsimile or email will not be accepted.

Please see Section 4 in this Exchange Offer for additional information.

15. Can You Withdraw Your Previously Tendered Warrants?

Yes. To withdraw your tendered Warrants, you must properly complete, sign and date the Withdrawal Form included with the Exchange Offer and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than 5:00 P.M., New York City time, on June 20, 2008, the expiration of the Offer (or such later date and time if we extend the Offer). Withdrawal Forms should be sent to us at: Energy XXI (Bermuda) Limited, c/o Bo Boyd, 1021 Main Street, Suite 2626, Houston, Texas 77002. Delivery of your Withdrawal Form by facsimile or email will not be accepted.

Once you have withdrawn your tendered Warrant, you may retender your Warrants by again following the delivery procedures described in this Exchange Offer before the expiration of the Offer.

Please see Section 4 in this Exchange Offer for additional information.

16. Who Can You Talk to if You Have Questions About the Offers?

Any questions concerning the Offer or any other document accompanying or referred to in this Exchange Offer, or to request additional copies of any such documents may be directed to Energy XXI (Bermuda) Limited, c/o Bo Boyd, 1021 Main Street, Suite 2626, Houston, Texas 77002, or by telephone at (713) 351-3018.

THE OFFER

1. Purpose of the Offer

As part of our October 2005 initial public offering on the AIM market of the London Stock Exchange we issued 100,000,000 common share purchase warrants (the “Warrants”), each Warrant exercisable into one common share, par value $0.001 per share, at a cash exercise price of $5.00. The Warrants expire in October 2009. As of May 9, 2008, there were 77,264,872 Warrants outstanding. We are offering holders of Warrants the right to exchange their Warrants for Common Shares (the “Offer”). Holders may accept this Offer and may elect to exchange their Warrants in one or more of the following three ways:

•	Receive one (1) Common Share for every five (5) Warrants tendered (“Cashless Option”);
•	Receive two (2) Common Shares for every three (3) Warrants and $6.35 cash payment tendered (“Cash Option”); and/or
•	Receive one (1) Common Share for every Warrant and $4.00 cash payment tendered (“Reduced Cash Option”).

We have a significant number of Common Shares subject to outstanding Warrants. The dilutive effect of our outstanding Warrants creates an overhang on our capital stock, making it more difficult to attract new equity investors. By offering Warrantholders the opportunity to exchange their outstanding Warrants for Common Shares for a valuation that is less than the exercise price under their existing Warrants, we hope to encourage holders to exchange their Warrants immediately so that we can eliminate the Warrant overhang on our Common Shares and attract new equity investors, while at the same time enhancing liquidity for the Company to repay debt or accelerate development activity. We also anticipate that the Offer will increase our public float as additional Common Shares issued pursuant to the Offer are traded over time.

This is a one-time offer, and you should take this into account in deciding whether to participate and tender your outstanding Warrants pursuant to the Offer.

Although the independent members of our Board of Directors have approved the Offer, neither we, our management nor our Board of Directors makes any recommendation as to whether you should tender your Warrants or not. You should not consider that approval to be a recommendation as to whether you should participate or not participate in the Offer. You must make your own decision whether to participate in the Offer and tender your Warrants.

2. Eligibility

We are making the Offer to holders of all of our currently outstanding Warrants subject to certain conditions set out in Section 12 of this Exchange Offer, “Legal Matters — Regulatory Approval.” As of May 9, 2008, we had an aggregate of 77,264,872 Warrants outstanding. The Offer is only being made for outstanding, unexercised Warrants and does not in any way apply to Warrants which have previously been exercised. Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the Offer will be considered exercised to that extent and unavailable for tender in the Offer, whether or not you have received confirmation of the exercise or the Common Shares purchased.

3. Exchange of Warrants

If you properly tender your outstanding Warrants pursuant to the Offer, your tendered Warrants will be cancelled upon expiration of the Offer. We will issue Common Shares to be delivered to you pursuant to the Offer along with a check for any fractional Common Shares promptly following expiration of the Offer. The issuance of Common Shares to anyone paying their Offer Payments by check will be delayed until the check clears.

You are not required to tender all of your Warrants. If you tender less than all of your Warrants, however, the remaining Warrants not tendered will remain outstanding on their current terms (including the $5.00 exercise price) until they expire or are exercised on their current terms.

4. Procedures for Tendering Warrants

You do not have to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Warrants will remain outstanding until they expire by their terms or are exercised.

Under the current terms of your Warrants, you would receive restricted Common Shares upon exercise of your Warrants; provided, we filed a registration statement on Form S-3 on December 31, 2007 to register the resale of Common Shares received upon exercise by certain Warrantholders participating in such registration. The Common Shares issued in the Offer will be registered and freely tradeable.

To participate in the Offer, you must properly complete, sign and date the Election Form included with this Exchange Offer and mail or otherwise deliver to us the Election Form and your Warrants so that we receive them no later than 5:00 P.M., New York City time, on June 20, 2008, the expiration of the Offer (or such later date and time if we extend the Offer) (the “Final Expiration Date”), at: Energy XXI (Bermuda) Limited, c/o Bo Boyd, 1021 Main Street, Suite 2626, Houston, Texas 77002. If you elect to accept the Cash Option or Reduced Cash Option, you must also send good funds payable to “Energy XXI (Bermuda) Limited” in an appropriate amount via either (i) check, payable in U.S. dollars written on a bank branch in the United States or (ii) wire transfer sent to:

Account Name: Energy XXI (Bermuda) Limited

Account Number: 3804625238

ABA Number: 314970664

Bank Name: Guaranty Bank

Bank Address: 1300 S. Mopac, Austin, Texas 78746.

While not required, we respectfully request that you send an email with the Fedwire reference number to us at wgriffin@energyxxi.com and indicate the Warrantholder of record so that we can track the wire transfers. The issuance of Common Shares to anyone paying the Offer Payment by check will be delayed until the check has cleared.

These cash funds will be held by us in a segregated account until the expiration of the Offer. Following expiration of the Offer (and a holder’s right to withdraw any previously tendered Warrants), the cash funds will be available for our immediate use. Delivery of the Election Form by facsimile or email will not be accepted.

The Election Form must be executed by the record holder of the tendered Warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

If you do not submit an Election Form or your Warrants and Offer Payments (if applicable) prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the Offer.

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT YOUR OWN RISK. If you wish to deliver your Election Form or your Warrants and check (if applicable ) by regular mail, we urge you to mail sufficiently in advance of the expiration date to ensure we receive them prior to the expiration of the Offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

Withdrawal Rights

You may change your election and withdraw your tendered Election Form and tendered Warrants only if you properly complete, sign and date the Withdrawal Form included with this Exchange Offer and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than 5:00 P.M., New York City time, on the Final Expiration Date, at: Energy XXI (Bermuda) Limited, c/o Bo Boyd, 1021 Main Street, Suite 2626, Houston, Texas 77002. You may also withdraw your tendered Election Form and Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the Offer. Delivery of the Withdrawal Form by facsimile or email will not be accepted.

The Withdrawal Form must be executed by the record holder of the Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM IS AT YOUR OWN RISK. If you wish to deliver your Withdrawal Form by regular mail, we urge you to mail the form sufficiently in advance of the expiration date to ensure we receive it prior to the expiration of the Offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

Once you have withdrawn your tendered Election Form and Warrants, you may retender before the expiration of the Offer only by again following the delivery procedures described in this Exchange Offer.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Warrants or withdrawal of tendered Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Warrants which are not validly withdrawn. We may waive, as to all eligible Warrantholders, any defect or irregularity in any tender with respect to any particular Warrant. Any waiver granted as to one Warrantholder will be afforded to all holders of Warrants. We may also waive any of the conditions of the Offer, so long as such waiver is made with respect to all Warrantholders. No tender of Warrants or withdrawal of tendered Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Warrantholder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

5. Acceptance of Warrants; Issuance of Common Shares; Payment of Offer Payments

The Offer is scheduled to expire at 5:00 P.M., New York City time, on June 20, 2008. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If the Offer is extended, we will announce the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date of the Offer.

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the expiration of the Offer, to:

•	accept for exchange Warrants properly tendered and not validly withdrawn pursuant to the Offer; and
•	issue Common Shares in exchange for tendered Warrants pursuant to the Offer.

If you elect to tender your Warrants pursuant to the Offer and you do so according to the procedures described herein, you will have accepted the Offer. Our acceptance of your outstanding Warrants for tender in the Offer will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer upon the expiration of the Offer.

If you elect not to participate in the Offer, your Warrants will remain outstanding until they expire on October 20, 2009 or are exercised by their original terms. Under the current terms of your Warrants, you would receive restricted Common Shares upon exercise of your Warrants; provided, we filed a registration statement on Form S-3 on December 31, 2007 to register the resale of Common Shares received upon exercise by certain Warrantholders participating in such registration. The Common Shares issued in the Offer will be registered and freely tradeable.

6. Extension of Offers; Termination; Amendment

We may, from time to time, extend the period of time during which the Offer is open and delay accepting any tendered Warrants by, in addition to the procedure set forth in Section 5, giving oral or written notice of the extension to eligible Warrantholders. If we extend the Offer, we will continue to accept properly completed Election Forms until the new expiration date.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend the Offer and to postpone our acceptance of any tendered Warrant upon the occurrence of any of the conditions specified under Section 7, by, in addition to the procedure set forth in Section 5, giving oral or written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Warrants is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the Offer will be disseminated promptly to holders of Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Warrants, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Warrants, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Warrants:

(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the issuance of Common Shares, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;
(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
•	make the acceptance of the Warrants tendered illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;
•	delay or restrict our ability, or render us unable, to accept some or all of the Warrants tendered;
•	materially impair the benefits we hope to receive as a result of the Offer; or

•	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;
(c)	there shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, including in the Nasdaq Capital Market or on the AIM market of the London Stock Exchange;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;
•	any significant decrease in the market price of our Common Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our Common Shares;
•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
(d)	a tender or exchange offer with respect to some or all of our Common Shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Common Shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding Common Shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 20, 2008;
•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 20, 2008 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding Common Shares; or
•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;
(e)	any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The foregoing conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration.

The Offer is also conditioned upon the London Stock Exchange agreeing to admit the unrestricted Common Shares received in the Offer for trading on the AIM market of the London Stock Exchange.

In addition to the foregoing, we may waive any of the conditions to the Offer (other than the requirement for the London Stock Exchange to agree to admit the unrestricted Common Shares for trading on the AIM market of the London Stock Exchange), in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

8. Price Range of Warrants and Common Shares

Our Warrants are publicly traded on the AIM market of the London Stock Exchange under the symbol “EXXW.” In addition, our unrestricted Common Shares trade on the Nasdaq Capital Market and on the AIM market of the London Stock Exchange under the symbol “EXXI.” Our restricted Common Shares trade on the AIM market of the London Stock Exchange under the symbol “EXXS.” The following is a summary of the high and low closing prices of our Warrants and Common Shares during the periods presented.

	High				Low
Quarter Ended	Nasdaq Common EXXI	AIM Common EXXI	AIM Restricted EXXS	Warrants EXXW	Nasdaq Common EXXI	AIM Common EXXIL	AIM Restricted EXXS	Warrants EXXW
September 30, 2005	$—	$—	$—	$—	$—	$—	$—	$—
December 31, 2005	$—	$—	$5.35	$0.56	$—	$—	$5.12	$0.54
March 31, 2006	$—	$—	$5.95	$0.98	$—	$—	$5.24	$0.57
June 30, 2006	$—	$—	$5.62	$1.17	$—	$—	$5.15	$1.00
September 30, 2006	$—	$—	$5.15	$1.14	$—	$—	$4.95	$0.96
December 31, 2006	$—	$—	$5.15	$0.96	$—	$—	$4.87	$0.84
March 31, 2007	$—	$—	$4.96	$0.93	$—	$—	$4.65	$0.63
June 30, 2007	$6.60	$6.94	$6.05	$1.58	$5.50	$4.65	$4.78	$0.63
September 30, 2007	$6.75	$5.95	$6.20	$1.68	$4.75	$5.40	$5.15	$1.38
December 31, 2007	$5.70	$5.55	$5.30	$1.38	$4.12	$5.03	$4.46	$0.95
March 31, 2008	$6.25	$5.03	$4.78	$0.95	$3.50	$3.90	$3.90	$0.55
June 30, 2008 (through May 7, 2008)	$7.66	$6.00	$4.90	$1.10	$3.75	$3.90	$3.72	$0.55

We recommend that you evaluate current market prices for our Warrants and Common Shares, among other factors, before deciding whether or not to tender your Warrants in the Offer.

9. Source and Amount of Consideration; Description of Warrants

The maximum number of Common Shares we could be required to issue in the Offer would be 77,264,872 Common Shares. The 77,264,872 Common Shares issuable upon exchange of the Warrants would constitute approximately 91.4% of our Common Shares outstanding as of May 9, 2008.

Description of Outstanding Warrants Subject to the Offers

Each outstanding Warrant entitles the registered holder to purchase one (1) one Common Share at an exercise price per share of $5.00 in cash. The Warrants are fully exercisable until October 20, 2009. All of our Warrants contain provisions requiring an adjustment of the exercise price and number of Common Shares issuable upon exercise of the Warrant in the event of stock dividends, stock splits, reorganizations, reclassification, consolidations and the like. In addition, the Warrants allow us to redeem the Warrants if our Common Shares trade at a specified price for a specified number of consecutive trading days. The Warrants were issued in registered form. Capita Registrars (Jersey) Limited acts as our Warrant agent for registration and permissible transfers of the Warrants. Holders of Warrants do not have the rights or privileges of holders of Common Shares.

10. Information Concerning Energy XXI (Bermuda) Limited

We are an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by a value-added organic drilling program. Through our principal operating subsidiary, Energy XXI Gulf Coast, Inc., we operate geographically focused producing reserves located in the

U.S. Gulf of Mexico waters and the Gulf Coast onshore, and we target the acquisition of oil and gas properties with which we can add value by increasing production and ultimate recovery of reserves, whether through exploitation or exploration, often using reprocessed seismic data to identify previously overlooked opportunities.

Our principal executive offices are located at Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda. Our telephone number is (441) 295-2244. Our website is located at www.energyxxi.com. The information on our website is not a part of this Exchange Offer. Questions about the Offer or requests for assistance or for additional copies of this Exchange Offer, the Election Form and related documents should be directed to Bo Boyd at (713) 351-3018 and the address listed above.

For financial statements and additional information about us, please refer to our Annual Report on Form 10-K for the year ended June 30, 2007, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and our Current Reports on Form 8-K that we have filed with the SEC.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Shares

As of the date of this Exchange Offer, three of our directors (each also an executive officer) held outstanding Warrants which are eligible for tender pursuant to the Offer as follows:

•	John D. Schiller, Jr., Chairman of the Board and Chief Executive Officer, owns 2,725,000 Warrants. These Warrants represent 3.5% of the 77,264,872 outstanding Warrants as of May 9, 2008. Mr. Schiller has indicated an intention to accept the Offer and tender all of his Warrants.
•	Steven A. Weyel, President and Chief Operating Officer, owns 383,333 Warrants. These Warrants represent 0.5% of the 77,264,872 outstanding Warrants as of May 9, 2008. Mr. Weyel has indicated an intention to accept the Offer and tender all of his Warrants.
•	David West Griffin, Chief Financial Officer, owns 261,080 Warrants. These Warrants represent 0.3% of the 77,264,872 outstanding Warrants as of May 9, 2008. Mr. Griffin has indicated an intention to accept the Offer and tender all of his Warrants.

Except for the foregoing and except for the purchase by the Company of 50,000 Warrants in March 2008, we have not and, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the Warrants during the past 60 days. In addition, except as otherwise described below, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our Warrants or Common Shares (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our Warrants or Common Shares, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). John D. Schiller Jr. maintains voting control over 650,000 Common Shares held by John D. Schiller, Sr. and The Schiller Children’s 2005 Irrevocable Trust. Except for such voting control, Mr. Schiller otherwise disclaims beneficial ownership of these 650,000 Common Shares.

12. Legal Matters; Regulatory Approval

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Warrants as contemplated herein. Our obligation under the Offer to accept any tendered Warrants is subject to conditions, including the conditions described in under Section 7.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) the Company has not made and will not make an offer to the public of any Common Shares which are the subject of the Offer contemplated by this document in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Common Shares at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Company for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Common Shares shall result in a requirement for the publication by the Company of aprospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Common Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Offer and any Common Shares to be offered so as to enable an investor to decide to purchase any Common Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This document has been prepared on the basis that the Offer will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of Common Shares. This document is being addressed, and the Offer is being made in Relevant Member States, only to certain exempt classes of person. Any other person in a Relevant Member State receiving this document should not act on it, but should instead contact the Company. In the case of any financial intermediary receiving this document and Offer, this Offer is only made to them to the extent that they are acting on a discretionary basis for their clients or attain the prior authorisation of the Company to extend the Offer to their clients in a way which constitutes the final placement of Common Shares contemplated in this document.

Each person in a Relevant Member State who receives any communication in respect of, who returns a completed Election Form to the Company in respect of, or who acquires any Common Shares under, the Offer contemplated in this document will, unless the Company otherwise agrees, be deemed to have represented, warranted and agreed to and with the Company that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and
•	in the case of any Common Shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, either (i) the Common Shares acquired by it in the Offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive; or (ii) where Common Shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Common Shares to it is not treated under the Prospectus Directive as having been made to such persons, or (iii) prior consent has been given by us to extend the Offer to them.

For the purposes of this representation, the expression an “offer of Common Shares to the public” in relation to any Common Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Offer and any Common Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Common Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

If you do not think you are able to agree to the above representation and warranty, or you wish to rely upon consent of the Company having been given pursuant to the above please contact the Company as soon as possible before returning the Election Form.

13. Certain Tax Consequences of the Offer

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following summary describes certain U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) that participate in the Offer to exchange Warrants for our Common Shares. This summary applies only to holders who hold the Warrants and will hold the Common Shares as capital assets (generally, property held for investment). This description does not purport to address all potential tax considerations that may be relevant to a holder based on his, her or its particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•	financial institutions;
•	insurance companies;
•	real estate investment trusts;
•	regulated investment companies;
•	grantor trusts;
•	partnerships or other pass-through entities or holders of interests therein;
•	tax-exempt organizations;
•	dealers or traders in securities or currencies;
•	holders that hold Common Shares or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;
•	holders that actually or constructively own or will own 10-percent or more of our voting stock; or
•	certain U.S. expatriates or long-term U.S. residents.

In addition, this summary does not address the U.S. federal estate and gift tax, alternative minimum tax, state and local tax or other tax consequences that may be relevant to a holder that participates in the Offer. U.S. Holders are strongly advised to consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or to differing interpretations by the Internal Revenue Service or a court, which could alter the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of Warrants or Common Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (including an entity taxed as a corporation for U.S federal income tax purposes) created or organized in or under the laws of the United States or any State thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Certain special rules may apply to a U.S. Holder that owns (or would own, if all of your Warrants were exercised) directly or indirectly, or through the application of constructive ownership rules, Common Shares representing 10% or more of the voting power of the Company. If you are such a U.S. Holder, you are strongly encouraged to consult with your own tax advisor as to any such special rules and procedures that may be applicable to your particular situation.

This summary is included herein as general information only. No statutory or judicial authority directly addresses all aspects of transactions similar to the Offer. We have not sought and do not intend to seek any rulings from the IRS or opinions of counsel regarding the tax consequences described herein, and accordingly, there is no assurance that the IRS will not successfully challenge any of the tax consequences described herein. Accordingly, each Warrantholder is urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of participating in the Offer.

Participation in the Offer

If you participate in any one of the exchange options in accordance with the procedures set forth in this Offer, the Company intends to treat your participation for U.S. federal income tax purposes in the applicable manner described below.

Cashless Option

If and to the extent you elect to exercise the Cashless Option by tendering five (5) existing Warrants for one (1) Common Share, the Company will treat the transaction as a “recapitalization” exchange of Warrants for Common Shares. The consequences of such characterization in respect of the Warrants converted into Common Shares pursuant to the Cashless Option should be that (i) the exchange of existing Warrants for new Common Shares would not cause recognition of gain or loss, (ii) your tax basis in the new Common Shares received in the exchange would be equal to the tax basis in your surrendered Warrants, and (iii) your holding period for the new Common Shares received in the exchange would include your holding period for the surrendered Warrants.

Cash Option

If and to the extent you elect to exercise the Cash Option by tendering three (3) existing Warrants and $6.35 cash payment in exchange for two (2) new Common Shares, the Company will treat the transaction as a “recapitalization” exchange of existing Warrants for “new” warrants followed by a cash exercise of the “new” warrants. The consequences of such characterization in respect of the Warrants converted into Common Shares pursuant to the Cash Option would be that (i) neither the deemed exchange of existing Warrants for “new” warrants nor their deemed exercise would cause recognition of gain or loss, (ii) your tax basis in the “new” warrants received in the deemed exchange would be equal to the tax basis in your existing Warrants deemed exchanged, (iii) your tax basis in Common Shares received upon exercise of the “new” warrants would equal your basis in the exercised “new” warrants increased by the exercise price paid to acquire the Common Shares; and (iv) although resolution of the matter is unclear, your holding period for the Common Shares acquired upon the exercise of “new” warrants would begin on the day following the date of the exchange.

Reduced Cash Option

If and to the extent you elect to exercise the Reduced Cash Option by tendering one (1) existing Warrant and $4.00 cash payment in exchange for one (1) Common Share, the Company will treat the transaction as a “recapitalization” exchange of the existing Warrant for a “new” warrant having a $4.00 exercise price, followed by an exercise of the “new” warrant. The consequences of such characterization in respect of the Warrants converted into Common Shares pursuant to the Reduced Cash Option would be that (i) neither the deemed exchange of existing Warrants for “new” warrants nor their deemed exercise would cause recognition of gain or loss, (ii) your tax basis in the “new” warrants received in the deemed exchange would be equal to the tax basis in your existing Warrants given in the exchange, (iii) your tax basis in the Common Share received upon exercise of the “new” warrants would equal your basis in the exercised “new” warrants increased by the exercise price paid to acquire the stock; and (iv) although resolution of the matter is unclear, your holding period for the Common Shares acquired upon the exercise of “new” warrants would begin on the day following the date of the exchange.

Cash in Lieu of Fractional Shares

If, as a result of your exercise, in whole or in part, pursuant to the Cashless Option, the Cash Option or both, you receive a cash payment in lieu of the receipt of a fractional share of Common Shares, you will, absent the applicability of special circumstances, recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the fractional share of a Common Share to which you otherwise would have been entitled. Any such capital gain or loss will be long-term if the holding period for such surrendered Warrants is more than one year as of the date of the exchange. Moreover, the information reporting and backup withholding rules discussed below may apply to any cash payments you receive in lieu of a fractional share of Common Shares.

Non-Participants in the Offer

If you do not participate in the Offer, the Company intends to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

Tax Uncertainty; No Opinion of Counsel

Because of the lack of authority dealing with transactions similar to the Offer generally, and in particular with such transactions engaged in by foreign entities like the Company, the U.S. federal income tax consequences of the Offer are unclear, and alternative characterizations are possible that could require you to recognize taxable income. For example, if you are a participating U.S. Holder, it is possible that the reduction of the exercise price of the Warrants could be treated as resulting in taxable gain from the exchange of existing Warrants for new warrants. Such gain or loss would, absent the applicability of special circumstances, be long-term capital gain or loss unless the Warrants have been held by you for less than one year, in which case such capital gain or loss would be short-term capital gain or loss. Short-term capital gain is generally subject to taxation as ordinary income, while long-term capital gain may be subject to a preferential tax rate if you are an individual. The deductibility of capital losses is subject to limitations. In addition, the holding period for Common Shares received pursuant to the Cashless Option could be treated as beginning on the day following the date of the exchange (and not including the holding period of the surrendered Warrants), and the holding period of a portion of the Common Shares received pursuant to the Cash Option or the Reduced Cash Option could include the holding period of the surrendered Warrants. The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer or of a holder’s participation in the Offer. You are urged to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Assuming the recapitalization treatment described above, if you are a participating holder, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing Warrants (including basis information) and any Common Shares that you receive in exchange for your existing Warrants, and to maintain permanent records containing such information.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the transactions effected pursuant to the Offer unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or you otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and your timely provide the required information or appropriate claim for refund to the IRS.

Certain U.K. Tax Consequences of the Offer to U.K. Holders of Warrants

The comments set out below are based on existing United Kingdom law and what is understood to be current HM Revenue & Customs practice, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide only and apply only to holders of Warrants resident for tax purposes in the United Kingdom (except insofar as express reference is made to the treatment of non-United Kingdom residents) who hold Warrants as an investment and who are the absolute beneficial owners thereof. Certain categories of holders of Warrants, such as traders, broker-dealers, insurance companies and collective investment schemes, and holders who have (or are deemed to have) acquired their Warrants by virtue of an office or employment, may be subject to special rules and this summary does not apply to such holders. Holders of Warrants who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, should consult their own professional advisers immediately.

Acceptance of the Offer

Acceptance of the Offer will be treated as a disposal of Warrants for the purposes of UK tax on capital gains. The consideration received by a holder of Warrants for that disposal will be the value of the Common Shares received less the amount of any cash paid by the holders of Warrants (according to whether the holders of Warrants accepted the Cashless Option, the Cash Option or the Reduced Cash Option). Any gain arising from such disposal of Warrants will be taxed at the rate of 18% for individual holders of Warrants or at the rate of corporation tax applicable to a corporate holder of Warrants. A corporate holder of Warrants will also be able to claim indexation allowance to reduce any gain made on its disposal of Warrants (but not to increase any loss).

A holder of Warrants who did not accept the Offer would in future be able to exercise their Warrants on their existing terms. Such an exercise would give rise to no disposal for UK tax purposes, and the Common Shares issued on exercise would be deemed to have been acquired with a base cost equal to the aggregate of any amounts paid by the holder of Warrants for the Warrants themselves and the exercise price of the Warrants.

14. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Warrants pursuant to the Offer. However, we have incurred certain expenses in the preparation of this Offer.

15. Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Exchange Offer is a part. This Exchange Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your Warrants:

•	our Annual Report on Form 10-K for the year ended June 30, 2007, filed with the SEC on September 27, 2007;
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 13, 2007;
•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, filed with the SEC on February 5, 2008;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 1, 2008;
•	the description of our capital stock contained in our Registration Statement on Form 10, originally filed with the SEC on October 30, 2006, including any amendments or reports filed for the purpose of updating that description; and
•	our Registration Statement on Form S-4 filed with the SEC on May 12, 2008.

These filings and other information about us can be inspected and copied at prescribed rates at the SEC’s public reference room at 100 F Street, N.E., N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC’s site on the Internet’s World Wide Web, located at http://www.sec.gov, as well as at the Company’s website: http://www.energyxxi.com.

We will provide without charge to each person to whom a copy of this Exchange Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Stewart Lawrence at (713) 351 3006.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Exchange Offer, you should rely on the statements made in the most recent document. The information contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

16. Miscellaneous

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Exchange Offer, the Election Form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.